Contact:

Keith R. Marchiando

Chief Financial Officer

Investors@perceptron.com

PERCEPTRON ANNOUNCES THIRD QUARTER FISCAL 2014

FINANCIAL RESULTS

Strong Sales and Return to Year-to-Date Profitability

Plymouth, Michigan, May 6, 2014 – Perceptron, Inc. (NASDAQ: PRCP) today announced results for the third quarter and nine months of its fiscal year 2014.

Financial Highlights (in millions, except per share data)

	Third Quarter Ending March 31			Nine months Ending March 31
	Fiscal 2014	Fiscal 2013	Change	Fiscal 2014	Fiscal 2013	Change

Net Sales	$17.3	$14.8	$2.5	$42.2	$40.1	$2.1
Net Income	2.5	1.4	1.1	1.5	2.2	(0.7)

Diluted Earnings per Share	$0.26	$0.16	$0.10	$0.16	$0.26	$(0.10)

Jeff Armstrong, President and Chief Executive Officer, commented, “As we anticipated, delivery of scheduled shipments in Europe and higher sales of Automated Systems in Asia drove strong third quarter sales and led to a net profit for both the quarter and nine-month period. During the quarter, we began a forecasted reduction in backlog from the record level it had reached at the end of the second quarter. We expect to further lower our backlog in the fourth fiscal quarter, as we anticipate another strong quarter of sales in excess of bookings. For full-year 2014, we project to be profitable and will have sales comparable to fiscal 2013.”

Mr. Armstrong added, “Perceptron’s non-contact 3D measurement solutions offer manufacturers a significant value proposition. Our solutions help them improve quality, reduce costs and shorten their product development cycle while offering service and support from our global operations. We will continue to leverage these strengths over the next several years to grow revenue and increase shareholder value by implementing a four-part strategy to continue to expand profitability in our core markets, pursue prudent diversification, extend our technological leadership, and maintain fiscal discipline to ensure strong profitability.”

Highlights of Operations

SALES (in millions)

	Third Quarter Ending March 31			Nine months Ending March 31
	Fiscal 2014	Fiscal 2013	Change	Fiscal 2014	Fiscal 2013	Change
Geographic Region
Americas	$3.0	$5.5	$(2.5)	$12.2	$15.8	$(3.6)
Europe	9.6	8.0	1.6	20.0	17.3	2.7
Asia	4.7	1.3	3.4	10.0	7.0	3.0
Total Sales	$17.3	$14.8	$2.5	$42.2	$40.1	$2.1

47827 Halyard Drive • Plymouth, Michigan 48170 • Phone 734-414-6100 • Fax 734-414-4700

May 6, 2014

Sales of $17.3 million in the current third quarter increased $2.5 million, or 16.9%, over third quarter a year ago. The largest increase of $3.4 million in Asia was primarily due to increased Automated Systems sales. European sales were strong at $9.6 million due to a large number of shipments in the quarter. The strength of the Euro in the third quarter compared to the same quarter a year ago increased sales by approximately $470,000. The Company’s sales levels fluctuate from quarter-to-quarter due to requested delivery schedules from our customers.

BOOKINGS (in millions)

	Third Quarter Ending March 31			Nine months Ending March 31
	Fiscal 2014	Fiscal 2013	Change	Fiscal 2014	Fiscal 2013	Change
Geographic Region
Americas	$4.7	$5.9	$(1.2)	$14.7	$12.7	$2.0
Europe	5.6	4.4	1.2	20.8	17.3	3.5
Asia	2.9	4.6	(1.7)	12.5	9.8	2.7
Total Bookings	$13.2	$14.9	$(1.7)	$48.0	$39.8	$8.2

Bookings for the quarter were $1.7 million lower than the same quarter a year ago; lower bookings in the Americas and Asia are in line with expectations given the high level of bookings in those regions in the second quarter of this fiscal year. On a year-to-date basis, bookings outpaced last fiscal year-to-date by $8.2 million, primarily driven by increased orders for Automated Systems products. The level of bookings fluctuates from quarter-to-quarter and is not necessarily indicative of the future operating performance of the Company.

BACKLOG (in millions)

	As of March 31 in
	Fiscal 2014	Fiscal 2013	Change
Geographic Region
Americas	$10.8	$9.0	$1.8
Europe	13.9	9.9	4.0
Asia	11.6	10.9	0.7
Total Backlog	$36.3	$29.8	$6.5

Backlog at the end of the quarter was $6.5 million or 21.8%, higher than a year ago. The increase primarily was due to increased Automated Systems orders in all geographic regions, with the most significant increase occurring in Europe. Backlog declined as expected from a record $40.4 million at December 31, 2013, and the Company anticipates a further slight reduction in the backlog next quarter. The level of backlog at any particular point in time is not necessarily indicative of the future operating performance of the Company.

Gross Margin – Gross margin was $8.2 million in the current quarter and increased by approximately $817,000, or 11.1%, from the third quarter of last year primarily due to the higher level of sales in the quarter. Gross margin percentage of 47.1% decreased from 49.7% in the year-ago third quarter primarily attributable to the Company’s product mix. As anticipated, the gross margin for the first nine months of the year increased to 41.3%, from 37.2% reported for the first six months of this fiscal year. The fixed nature of certain cost of goods sold can affect a variation in gross margin percentages from quarter-to-quarter.

Selling, General, and Administrative (SG&A) – SG&A expenses increased $500,000, or 14.6%, compared to the third quarter of fiscal 2013. Higher overall salary and related costs, and expenses associated with recent executive-level hiring contributed to the year-over-year increase.

Financial Position – The Company’s financial position and liquidity remained strong at March 31, 2014, with cash and short-term investments of $33.9 million. The Company has no debt and shareholders’ equity is $6.75 per diluted share.

May 6, 2014

Quarterly Investor Call and Webcast

Perceptron, Inc. will hold its third quarter earnings conference call/webcast chaired by Jeff Armstrong, President and Chief Executive Officer, on Wednesday, May 7, 2014, at 10:00 AM (EDT). Investors can access the call at:

Webcast	http://www.visualwebcaster.com/event.asp?id=99007
Conference Call	888 500-6950 (domestic callers) or
719 325-2402 (international callers)
Conference ID	9251988

If you are unable to participate during the live webcast, a replay of the call will be digitally available for seven days, beginning at 2:00 PM (EDT) on Wednesday, May 7, 2014.

Replay	888 203-1112 (domestic callers) or
719 457-0820 (international callers)
Passcode	9251988

An audio file of the call will be available on the Company’s website at www.perceptron.com for one year following the call.

Upcoming Investor Events

The Company also is scheduled to attend the Robert W. Baird Growth Stock Conference in Chicago on May 8 and the Sidoti Semi-Annual Microcap Conference in New York on May 9.

The Company will host its 2014 Investor Day on May 21 at its Plymouth, Michigan, headquarters. The day will include demonstrations of product applications, presentations on how the Company provides value to customers, and a question and answer session. The Company will post a schedule of the day’s events and related handouts as well as the link to a live audio webcast (and post-event replay) of the formal presentations on its website at www.perceptron.com.

Investors interested in attending the Investor Day may contact Lambert, Edwards and Associates at
616-233-0500 or email Investors@perceptron.com for additional information.

About Perceptron®

Perceptron develops, produces, and sells non-contact 3D machine vision solutions for measurement, inspection, and robot guidance in industrial applications. Manufacturing companies throughout the world rely on Perceptron's hardware and software solutions to help them manage their complex manufacturing processes to improve quality, shorten product launch times and reduce costs. Perceptron also offers Value Added Services such as training and customer support services. Headquartered in Plymouth, Michigan, Perceptron has approximately 240 employees worldwide, with operations in the United States, Germany, France, Spain, Brazil, Japan, Singapore, China, and India. For more information, please visit www.perceptron.com.

May 6, 2014

Safe Harbor Statement

Certain statements in this press release may be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, including the Company’s expectation as to its fiscal year 2014 and 2015, and future new order bookings, revenue, expenses, income and backlog levels, trends affecting its future revenue levels, the rate of new orders, the timing of revenue and income from new products which we have recently released or have not yet released, and the timing of the introduction of new products. When we use words such as “will,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “prospects” or similar expressions, we are making forward-looking statements. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements. While we believe that our forward-looking statements are reasonable, you should not place undue reliance on any such forward-looking statements, which speak only as of the date made. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different. Factors that might cause such a difference include, without limitation, the risks and uncertainties discussed from time to time in our reports filed with the Securities and Exchange Commission, including those listed in “Item 1A – Risk Factors” of the Company’s Annual Report on Form 10-K for fiscal 2013. Other factors not currently anticipated by management may also materially and adversely affect our financial condition, liquidity or results of operations. Except as required by applicable law, we do not undertake, and expressly disclaim, any obligation to publicly update or alter our statements whether as a result of new information, events or circumstances occurring after the date of this report or otherwise. The Company's expectations regarding future bookings and revenues are projections developed by the Company based upon information from a number of sources, including, but not limited to, customer data and discussions. These projections are subject to change based upon a wide variety of factors, a number of which are discussed above. Certain of these new orders have been delayed in the past and could be delayed in the future. Because the Company's products are typically integrated into larger systems or lines, the timing of new orders is dependent on the timing of completion of the overall system or line. In addition, because the Company's products have shorter lead times than other components and are required later in the process, orders for the Company's products tend to be issued later in the integration process. A significant portion of the Company’s projected revenues and net income depends upon the Company’s ability to successfully develop and introduce new products, expand into new geographic markets and successfully negotiate new sales or supply agreements with new customers. Because a significant portion of the Company’s revenues are denominated in foreign currencies and are translated for financial reporting purposes into U.S. Dollars, the level of the Company’s reported net sales, operating profits and net income are affected by changes in currency exchange rates, principally between the U.S. Dollar, Euro, Chinese Yuan and Japanese Yen. Currency exchange rates are subject to significant fluctuations, due to a number of factors beyond the control of the Company, including general economic conditions in the United States and other countries. Because the Company’s expectations regarding future revenues, order bookings, backlog and operating results are based upon assumptions as to the levels of such currency exchange rates, actual results could differ materially from the Company’s expectations.

--- Financial Tables Follow ---

May 6, 2014

PERCEPTRON, INC.
SELECTED FINANCIAL DATA
(In Thousands Except Per Share Amounts)

Condensed Income Statements	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2014	2013	2014	2013
Net Sales	$17,328	$14,765	$42,219	$40,142
Cost of Sales	9,166	7,420	24,794	22,001
Gross Profit	8,162	7,345	17,425	18,141
Operating Expenses
Selling, General and Administrative Expense	3,913	3,413	10,987	10,232
Engineering, Research and Development Expense	1,630	1,636	4,926	4,786
Operating Income	2,619	2,296	1,512	3,123
Other Income and Expense
Interest Income, net	58	50	121	126
Foreign Currency and Other Income (Expense)	110	(249)	(139)	(402)
Income from Continuing Operations Before Income Taxes	2,787	2,097	1,494	2,847
Income Tax Expense	(306)	(761)	(8)	(698)
Income from Continuing Operations	2,481	1,336	1,486	2,149
Discontinued Operations
Commercial Products Business Unit (net of $16 and $29
of tax expense, respectively)	-	31	-	57

Net Income	$2,481	$1,367	$1,486	$2,206

Basic Earnings Per Common Share
Continuing operations	$0.27	$0.16	$0.17	$0.25
Discontinued operations	-	-	-	0.01
Net Income	$0.27	$0.16	$0.17	$0.26

Diluted Earnings Per Common Share
Continuing operations	$0.26	$0.16	$0.16	$0.25
Discontinued operations	-	-	-	0.01
Net Income	$0.26	$0.16	$0.16	$0.26

Weighted Average Common Shares Outstanding
Basic	9,130	8,538	8,928	8,489
Diluted	9,365	8,647	9,172	8,568

May 6, 2014

PERCEPTRON, INC.
SELECTED FINANCIAL DATA
(In Thousands Except Per Share Amounts)

Condensed Balance Sheets	March 31,	June 30,
	2014	2013
Cash and Cash Equivalents	$19,626	$13,364
Short-term Investments	14,268	13,321
Receivables, net	17,499	22,266
Inventories, net	7,887	6,783
Other Current Assets	3,289	2,810
Total Current Assets	62,569	58,544

Property and Equipment, net	5,502	5,578
Long-term Investments	725	725
Deferred Tax Asset	9,993	9,298
Total Non-Current Assets	16,220	15,601

Total Assets	$78,789	$74,145

Accounts Payable	$2,172	$2,561
Deferred Revenue	6,654	6,496
Other Current Liabilities	6,785	8,193
Total Current Liabilities	15,611	17,250
Shareholders' Equity	63,178	56,895
Total Liabilities and Shareholders' Equity	$78,789	$74,145